Exhibit 1
                                                                     ---------


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                          AGREEMENT AND PLAN OF MERGER

                          dated as of December 14, 2001

                                  by and among

                       SECURITY CAPITAL GROUP INCORPORATED

                      GENERAL ELECTRIC CAPITAL CORPORATION

                                       and

                              EB ACQUISITION CORP.



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

                                TABLE OF CONTENTS
                                                                                                       Page
ARTICLE I             THE MERGER........................................................................1

         SECTION 1.1                The Merger..........................................................1

         SECTION 1.2                Effective Time......................................................1

         SECTION 1.3                Closing of the Merger...............................................2

         SECTION 1.4                Effects of the Merger...............................................2

         SECTION 1.5                Charter and Bylaws..................................................2

         SECTION 1.6                Directors...........................................................2

         SECTION 1.7                Officers............................................................2

ARTICLE II            CONVERSION OF STOCK...............................................................2

         SECTION 2.1                Conversion of Stock.................................................2

         SECTION 2.2                Exchange of Certificates............................................3

         SECTION 2.3                Withholding Taxes...................................................5

         SECTION 2.4                Stock Options; Restricted Stock Units...............................5

         SECTION 2.5                Dissenting Shares...................................................6

         SECTION 2.6                Inclusion of Adjustment to Merger Consideration.....................6

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................8

         SECTION 3.1                Organization and Qualification; Subsidiaries........................8

         SECTION 3.2                Capitalization of the Company and Its Subsidiaries;
                                    Certain Information Regarding the Public Investees..................8

         SECTION 3.3                Authority Relative to This Agreement; Stockholder Approval.........10

         SECTION 3.4                Reports; Financial Statements......................................10

         SECTION 3.5                No Undisclosed Liabilities.........................................11

         SECTION 3.6                Absence of Changes.................................................11

         SECTION 3.7                Proxy Statement....................................................11

         SECTION 3.8                Consents and Approvals; No Violations..............................12

         SECTION 3.9                No Default.........................................................13

         SECTION 3.10               Litigation.........................................................13

         SECTION 3.11               Compliance with Applicable Law.....................................13

         SECTION 3.12               Properties.........................................................13

         SECTION 3.13               Employee Plans.....................................................14



                                TABLE OF CONTENTS
                                   (continued)
                                                                                                       Page

         SECTION 3.14               Labor Matters......................................................16

         SECTION 3.15               Environmental Matters..............................................17

         SECTION 3.16               Tax Matters........................................................19

         SECTION 3.17               Absence of Questionable Payments...................................20

         SECTION 3.18               Material Contracts.................................................21

         SECTION 3.19               Insurance..........................................................22

         SECTION 3.20               Intellectual Property..............................................22

         SECTION 3.21               Opinion of Financial Advisor.......................................23

         SECTION 3.22               Brokers............................................................23

         SECTION 3.23               Takeover Statute...................................................23

         SECTION 3.24               Ownership Limit....................................................23

         SECTION 3.25               Amendment to Rights Agreement......................................23

ARTICLE IV            REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB...........................24

         SECTION 4.1                Organization.......................................................24

         SECTION 4.2                Authority Relative to This Agreement...............................24

         SECTION 4.3                Proxy Statement....................................................25

         SECTION 4.4                Consents and Approvals; No Violations..............................25

         SECTION 4.5                No Prior Activities................................................25

         SECTION 4.6                Brokers............................................................25

         SECTION 4.7                Financial Capacity.................................................26

ARTICLE V             COVENANTS RELATED TO CONDUCT OF BUSINESS.........................................26

         SECTION 5.1                Conduct of Business of the Company.................................26

         SECTION 5.2                Access to Information..............................................29

ARTICLE VI            ADDITIONAL AGREEMENTS............................................................30

         SECTION 6.1                Company Stockholder Meeting, Proxy Statement.......................30

         SECTION 6.2                Reasonable Best Efforts............................................30

         SECTION 6.3                Acquisition Proposals..............................................32

         SECTION 6.4                Public Announcements...............................................34

         SECTION 6.5                Indemnification; Directors' and Officers' Insurance................34


                                      -ii-

                                TABLE OF CONTENTS
                                   (continued)
                                                                                                       Page

         SECTION 6.6                Employee Matters...................................................35

         SECTION 6.7                SEC Filings........................................................37

         SECTION 6.8                Obligations of Merger Sub..........................................38

         SECTION 6.9                Takeover Statutes; Rights Plan; Ownership Limit....................38

         SECTION 6.10               Notification of Certain Matters....................................38

         SECTION 6.11               Company Funds......................................................38

         SECTION 6.12               Other Advisory Contract Consents...................................39

         SECTION 6.13               Transfer Taxes.....................................................39

         SECTION 6.14               Registration and Sale of ProLogis Common Stock.....................39

         SECTION 6.15               Storage USA Acquisition............................................40

ARTICLE VII           CONDITIONS TO CONSUMMATION OF THE MERGER.........................................41

         SECTION 7.1                Conditions to Each Party's Obligations to Effect the Merger........41

         SECTION 7.2                Conditions to the Parent's Obligations to Effect the Merger........41

         SECTION 7.3                Conditions to the Company's Obligations to Effect the Merger.......42

ARTICLE VIII          TERMINATION; AMENDMENT; WAIVER...................................................42

         SECTION 8.1                Termination........................................................42

         SECTION 8.2                Effect of the Termination..........................................43

         SECTION 8.3                Fees and Expenses..................................................43

         SECTION 8.4                Amendment..........................................................44

         SECTION 8.5                Extension; Waiver..................................................44

ARTICLE IX            MISCELLANEOUS....................................................................45

         SECTION 9.1                Nonsurvival of Representations and Warranties......................45

         SECTION 9.2                Entire Agreement; Assignment.......................................45

         SECTION 9.3                Notices............................................................45

         SECTION 9.4                Governing Law......................................................46

         SECTION 9.5                Descriptive Headings...............................................46

         SECTION 9.6                Parties in Interest................................................46


                                      -iii-

                                TABLE OF CONTENTS
                                   (continued)
                                                                                                       Page

         SECTION 9.7                Severability.......................................................46

         SECTION 9.8                Specific Performance...............................................47

         SECTION 9.9                Counterparts.......................................................47

         SECTION 9.10               Interpretation.....................................................47

         SECTION 9.11               Definitions........................................................47


Defined Terms                                                             Page
-------------                                                             ----

2001 Bonus Award...........................................................37
Acquiring Person...........................................................23
Acquisition Proposal.......................................................47
Advisers Act...............................................................39
Agreement...................................................................1
Announcement Date...........................................................6
Antitrust Law..............................................................12
Applicable Cash Consideration...............................................5
Applicable Consideration....................................................5
Applicable Merger Consideration.............................................5
Applicable Required Benefits...............................................35
Articles of Merger..........................................................1
Audit Date.................................................................11
beneficial ownership.......................................................48
beneficially own...........................................................48
Cash Consideration.........................................................48
Certificates................................................................3
Charter.....................................................................2
Class A Cash Consideration.................................................48
Class A Merger Consideration...............................................48
Class A Option..............................................................5
Class A Per Share Factor...................................................48
Class A Shares.............................................................48
Class A Stock Consideration................................................48
Class B Cash Consideration.................................................48
Class B Merger Consideration...............................................48
Class B Option..............................................................5
Class B Per Share Factor...................................................48
Class B Shares.............................................................48
Class B Stock Consideration................................................48
Closing.....................................................................2
Closing Date................................................................2
Code........................................................................5
Company.....................................................................1
Company 401 (k) Plan.......................................................37
Company Disclosure Schedule.................................................8
Company Employees..........................................................35
Company Fund...............................................................48
Company Option Plans........................................................6
Company Permits............................................................13
Company Properties.........................................................14
Company Requisite Vote.....................................................10
Company SEC Reports........................................................10
Company Securities..........................................................9
Company Stock Option........................................................5

Defined Terms                                                             Page
-------------                                                             ----

Company Stockholder Meeting................................................30
Confidentiality Agreement..................................................29
Continuation Period........................................................35
Convertible Notes...........................................................9
deemed assignment..........................................................39
DFP........................................................................36
Dissenting Shares...........................................................6
Dissenting Stockholders.....................................................6
DOJ........................................................................31
Drop-Dead Date.............................................................42
ECMR.......................................................................12
Effective Time..............................................................2
Employee Benefit Plan......................................................15
Employee Benefit Plans.....................................................15
Environmental Claims.......................................................18
Environmental Costs and Liabilities........................................18
Environmental Laws.........................................................18
Environmental Permits......................................................17
ERISA......................................................................14
ERISA Affiliate............................................................15
Exchange Act...............................................................48
Final Expiration Date......................................................24
Foreign Plans..............................................................16
FTC........................................................................31
Fund.......................................................................49
GAAP.......................................................................11
Governmental Entity........................................................12
Hazardous Material.........................................................19
herein.....................................................................47
hereof.....................................................................47
herewith...................................................................47
HSR Act....................................................................12
Indemnified Parties........................................................34
Indemnified Party..........................................................34
Intellectual Property......................................................22
Investment Company Advisory Agreement......................................49
IRS........................................................................15
know.......................................................................49
knowledge..................................................................49
Law........................................................................13
Lien........................................................................9
Material Adverse Effect....................................................49
Material Contracts.........................................................21
Merger......................................................................1
Merger Consideration........................................................3

Defined Terms                                                             Page
-------------                                                             ----

Merger Sub..................................................................1
MGCL........................................................................1
Multiemployer Plan.........................................................15
New Plans..................................................................36
NICAAs.....................................................................39
Non-Investment Company Advisory Agreement..................................49
Notice of Superior Proposal................................................33
NSP........................................................................36
Old Plans..................................................................36
Ownership Limit............................................................49
Parent......................................................................1
Parent Benefits............................................................36
Parent Board...............................................................24
Parent Disclosure Schedule.................................................24
Paying Agent................................................................3
Permitted Liens............................................................14
person.....................................................................50
Preferred Stock.............................................................3
ProLogis...................................................................49
ProLogis Common Stock......................................................49
ProLogis Registration Statement............................................41
ProLogis Sale..............................................................39
ProLogis Stock Value.......................................................49
Property Restrictions......................................................14
Proxy Statement............................................................11
Public Investee............................................................50
Public Investees...........................................................50
Regency....................................................................50
Regulatory Agency..........................................................11
Release....................................................................19
Remedial Action............................................................19
Restricted Stock Unit.......................................................5
Rights.....................................................................23
Rights Agreement...........................................................23
SEC........................................................................50
Securities Act.............................................................10
Shares.....................................................................50
Shares Acquisition Date....................................................23
Stock Consideration........................................................50
Stock Election..............................................................6
Stockholders Meeting Date..................................................50
Storage USA................................................................50
Storage USA Acquisition....................................................50
Storage USA Transaction Agreements.........................................50
subsidiary.................................................................51

Defined Terms                                                             Page
-------------                                                             ----

Superior Proposal..........................................................33
Support Agreements..........................................................1
Surviving Corporation.......................................................1
Takeover Statutes..........................................................23
Tax or Taxes...............................................................20
Tax Returns................................................................20
Termination Fee............................................................44
WARN.......................................................................17

                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 14, 2001, is by and among Security Capital Group Incorporated, a Maryland corporation (the "Company"), General Electric Capital Corporation, a Delaware corporation ("Parent"), and EB Acquisition Corp., a Maryland corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub").

                              W I T N E S S E T H:
                               - - - - - - - - - -

                  WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein, and have deemed and declared that such merger is fair to, advisable and in the best interests of their respective companies and stockholders;

                  WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that each of the persons listed on Exhibit A hereto enter into a Support Agreement, dated as of the date hereof (collectively, the "Support Agreements"), simultaneously herewith, pursuant to which, among other things, such persons have agreed to vote all of their Shares in favor of the Merger (as hereinafter defined), on the terms and subject to the conditions contained in the Support Agreements, and in order to induce Parent and Merger Sub to enter into this Agreement, the Company Board (as hereinafter defined) has approved the execution and delivery of the Support Agreements by such persons;

                  WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger provided for herein and also to prescribe various conditions to the consummation thereof.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the "MGCL"), Merger Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and as an indirect wholly owned subsidiary of Parent, and the separate corporate existence of Merger Sub shall cease.

                  SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing such articles of merger or other appropriate documents (in any such case, the "Articles of Merger") with the State Department of

Assessments and Taxation of Maryland, as applicable, in such form as required by, and executed in accordance with, the relevant provisions of the MGCL and shall make all other filings, recordings or publications required by the MGCL in connection with the Merger. The Merger shall become effective at the time specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

                  SECTION 1.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or at such other time, date or place as agreed to in writing by the parties hereto.

                  SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 1.5 Charter and Bylaws. The Charter of the Company in effect at the Effective Time (the "Charter") shall be the charter of the Surviving Corporation until amended in accordance with applicable Law. The Amended and Restated Bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

                  SECTION 1.6 Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, to hold office in accordance with the charter and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                  SECTION 1.7 Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, to hold office in accordance with the charter and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE II

                               CONVERSION OF STOCK

                  SECTION 2.1 Conversion of Stock. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of Merger Sub:

                  (b) Merger Sub Stock. Each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of Class A Common Stock, of the Surviving Corporation.

                  (c) Cancellation of Merger Sub-Owned Stock. All Shares that are owned by any subsidiary of the Company and any Shares owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (d) Exchange of Shares. Each issued and outstanding Class A Share and Class B Share (other than Shares to be cancelled in accordance with Section 2.1(b) and, to the extent applicable, Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive, respectively, the Class A Merger Consideration and the Class B Merger Consideration (the Class A Merger Consideration together with the Class B Merger Consideration, the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 2.2, without interest.

                  (e) Preferred Stock. To the extent not converted into Class B Shares prior to the Effective Time, each issued and outstanding share of Series B Cumulative Convertible Redeemable Voting Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Company shall remain issued and outstanding and Parent shall cause the Company to perform all of the obligations of the Company with respect to the Preferred Stock, including the obligation to pay, upon conversion by the holder of such Preferred Stock, in respect of each share of Preferred Stock, the Class B Merger Consideration multiplied by that number of Class B Shares into which each share of Preferred Stock was convertible as of the Closing Date.

                  SECTION 2.2 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank, trust company or other person, reasonably acceptable to the Company, to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds and securities if applicable to which holders of the Shares shall become entitled pursuant to Section 2.1(d). Parent shall, from time to time, make available to the Paying Agent funds in amounts and at times necessary for the payment of the Cash Consideration as provided herein and the Company shall, from time to time, make available to the Paying Agent shares of ProLogis Common Stock in amounts and at times necessary for the payment of the Stock Consideration, if any. All interest earned on such funds shall be paid to Parent.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to
Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form not inconsistent with this Agreement as Parent may specify, with the consent of the Company, which consent shall not be unreasonably withheld) and (ii) instructions for use in surrendering the Certificates in exchange for payment of the Cash Consideration and issuance of the Stock Consideration, if any. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, Parent shall cause the Paying Agent to promptly pay to the holder of such Certificate the Cash Consideration and issue the Stock Consideration, if any, and the Certificate so surrendered shall thereupon be cancelled. In the event of a surrender of a Certificate representing Shares which are not registered in the transfer records of the Company under the name of the person surrendering such Certificate, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as hereinafter defined) required by reason of payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article II.

                  (c) Transfer Books; No Further Ownership Rights in Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates representing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                  (d) Termination of Fund; No Liability. At any time following twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds and securities (including any interest or dividends received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                  (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

                  SECTION 2.3 Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Cash Consideration payable to a holder of Shares, pursuant to the Merger any withholding or other Taxes (as hereinafter defined) as are required to be deducted or withheld under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.

                  SECTION 2.4 Stock Options; Restricted Stock Units. (a) Upon the Closing Date, each then outstanding option or warrant to purchase Class A Shares (a "Class A Option") and each then outstanding option or warrant to purchase Class B Shares (a "Class B Option" which together with a Class A Option, a "Company Stock Option"), whether or not then exercisable, shall be cancelled by the Company and in consideration of such cancellation and except to the extent that Parent or Merger Sub and the holder of any such Company Stock Option otherwise agree, the Company (or, at Parent's option, Merger Sub) shall pay to each holder of a Company Stock Option, on the Closing Date, the excess of
(i) the Applicable Consideration (as defined below) over (ii) the product of (A) the per-share exercise price of such Company Stock Option and (B) the number of shares subject to such Company Stock Option, less (C) all required tax withholdings; provided, that if the amount described in clause (ii) exceeds the cash portion of the Applicable Consideration, the holder shall be obligated to pay the amount of such excess to the Company or Merger Sub, as applicable, in cash and the Company or Merger Sub, as applicable, shall deliver only the non-cash portion of the Applicable Consideration to the holder.

                  (b) Upon the Closing Date, each then

                  (c) outstanding restricted stock unit (each a "Restricted Stock Unit") whether or not then vested, shall be cancelled by the Company and the Company shall pay to the holder thereof the Applicable RSU Consideration (as defined below), less all required tax withholdings. "The Applicable Consideration" means either the Applicable RSU Cash Consideration or the Applicable RSU Merger Consideration, as elected by the holder before the Closing.

                  (d) The "Applicable Consideration" means either the Applicable Cash Consideration or the Applicable Merger Consideration, as elected by the holder of any Company Stock Option or Restricted Stock Unit before the Closing, provided, however, if the holder of a Company Stock Option or Restricted Stock Unit does not make such an election, he or she shall be deemed to have elected to receive the Applicable Cash Consideration. The "Applicable Cash Consideration" means (w) in the case of a Class A Option or Restricted Stock Unit with respect to Class A Stock, $1,300, and in the case of a Class B Option or Restricted Stock Unit with respect to Class B Stock, $26, in either case times (x) the number of shares subject to such Company Stock Option or Restricted Stock Unit. The "Applicable Merger Consideration" means (y) in the case of a Class A Option or Restricted Stock Unit with respect to Class A Stock, the Class A Merger Consideration, and in the case of a Class B Option or Restricted Stock Unit with respect to Class B Stock, the Class B Merger Consideration, in either case times (z) the number of shares subject to such Company Stock Option or Restricted Stock Unit.

                  (e) Except as otherwise required by Section 6.6, the Company shall take all actions necessary and appropriate so that all stock option or other equity based plans maintained with respect to the Shares, including the plans listed in Section 3.2 of the Company Disclosure Schedule (as hereinafter defined) ("Company Option Plans"), shall, terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any stock of the Company or any interest in respect of any stock of the Company shall be deleted as of the Effective Time, and the Company shall take all reasonable actions to ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Option Plan shall have any right thereunder to acquire any stock of the Company, Parent, Merger Sub or the Surviving Corporation.

                  SECTION 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent that Section 3-202 of the MGCL applies to the Merger, Shares (the "Dissenting Shares") that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have properly objected to the Merger, who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Section 3-203 of the MGCL (the "Dissenting Stockholders") shall not be converted into or represent the right to receive the Merger Consideration, as applicable. Such stockholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 3-203, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under the MGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender in the manner provided in Section 2.2 of the Certificate or Certificates that, immediately prior to the Effective Time, represented such Shares.

                  SECTION 2.6 Inclusion of Adjustment to Merger Consideration.
(a) Parent shall be entitled, by delivery to the Company of written notice at any time prior to the date which is 15 days prior to Stockholders Meeting Date (as hereinafter defined) (the date such notice is delivered, "Announcement Date"), to elect (the "Stock Election") to make the ProLogis Common Stock owned by the Company a part of the Merger Consideration and to reduce the amount of cash to be included in the Merger Consideration, all in accordance with and as set forth in the following and the definitions of the various terms set forth below. In the event the Stock Election is made, and not revoked in accordance with paragraph (c) below, the following adjustments shall be made:

         (i) the Class A Cash Consideration shall be decreased by an amount equal to the ProLogis Stock Value multiplied by the Class A Per Share Factor, so that the amount of cash to be received by each holder of a share of Class A Common Stock in the Merger, together with the Class A Stock Consideration valued using the methodology set forth in clause (i) of the definition of ProLogis Stock Value, shall be $1300;

         (ii) the Class A Stock Consideration shall be a number of shares of ProLogis Common Stock equal to the total number of shares of ProLogis Common Stock to be a part of the Merger Consideration pursuant to the Stock Election multiplied by the Class A Per Share Factor;

         (iii) the Class B Cash Consideration shall be decreased by an amount equal to the ProLogis Stock Value multiplied by the Class B Per Share Factor, so that the amount of cash to be received by each holder of a share of Class B Common Stock in the Merger, together with the Class B Stock Consideration valued using the methodology set forth in clause (i) of the definition of ProLogis Stock Value, shall be $26;

         (iv) the Class B Stock Consideration shall be a number of shares of ProLogis Common Stock equal to the total number of shares of ProLogis Common Stock to be a part of the Merger Consideration pursuant to the Stock Election multiplied by the Class B Per Share Factor;

provided, however, that the Company shall be under no obligation to cause the issuance of fractional shares of ProLogis Common Stock, and may substitute cash in lieu of such fractional shares. In that connection, as soon as practicable after the Closing Date, the Company shall, itself or through an agent, determine the number of whole shares and fractional shares of the ProLogis Common Stock to be delivered to each holder of Shares, aggregate all such fractional shares and sell the whole shares obtained thereby, in the open market or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each beneficial owner, in lieu of any fractional share, such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

                  (b) As soon as practicable after the Announcement Date, Parent and the Company shall issue a joint press release announcing Parent's election, subject to its right of revocation, to include Stock Consideration in the Merger Consideration, and as soon as the ProLogis Stock Value is determinable, Parent and the Company shall issue a joint press release announcing the amounts of the Class A Cash Consideration, the Class A Stock Consideration, the Class B Cash Consideration and the Class B Stock Consideration.

                  (c) Parent may revoke the Stock Election at any time, provided that no such revocation may be made if such revocation would make it reasonably necessary, based upon the advice of the Company's independent counsel, to delay the Company Stockholder Meeting. Following any such revocation, the Class A Merger Consideration shall again be $1,300 and the Class B Merger Consideration shall again be $26. As soon as practicable after any such revocation, Parent and the Company shall issue a joint press release announcing such revocation.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided, however, that an item included on a Company Disclosure Schedule with respect to any section or subsection of this Agreement shall be deemed to relate to each other section or subsection of this Agreement but only to the extent that such relationship is reasonably inferable), the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

                  SECTION 3.1 Organization and Qualification; Subsidiaries. (a) The Company and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Merger or perform its obligations hereunder.

                  (b) Section 3.1 of the Company Disclosure Schedule sets forth a list of all subsidiaries of the Company. Except as listed in Section 3.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of stock or other security of any other entity or any other investment in any other entity, that would be a subsidiary of the Company.

                  (c) The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be duly organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Merger or perform its obligations hereunder.

                  (d) The Company has heretofore delivered to Parent accurate and complete copies of the Charter and bylaws, as currently in effect, of the Company.

                  SECTION 3.2 Capitalization of the Company and Its Subsidiaries; Certain Information Regarding the Public Investees. (a) The authorized stock of the Company consists of: (i) 15,543,012 Class A Shares, of which 882,171.302 Class A Shares were issued and outstanding as of the close of business on November 30, 2001, (ii) 234,199,346 Class B Shares, of which 93,827,130 Class B Shares were issued and outstanding as of the close of business on November 30, 2001, and (iii) 257,642 shares of Preferred Stock, of which 257,642 shares were issued and outstanding as of the close of business on November 30, 2001. All of the issued and outstanding Shares and shares of Preferred Stock have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights. As of November 30, 2001, 8,769,035 Class B Shares and 133,105 Class A Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options and 1,305,350 shares were reserved for issuance under Restricted Stock Units issued pursuant to the Company Option Plans. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, since November 30, 2001, no shares of the Company's stock have been issued other than pursuant to Company Stock Options already in existence on such date or upon conversion of Convertible Notes or vesting of Restricted Stock Units, and, since November 30, 2001, no Company Stock Options or Restricted Stock Units have been granted. Except as set forth above, and except for the conversion of outstanding shares of Preferred Stock into a maximum of 6,606,205 Class B Shares, the conversion of the Company's 6.5% Convertible Subordinated Debentures due 2016 (the "Convertible Notes") into a maximum of 195,982 Class A Shares and the issuance of securities upon the exercise, exchange or redemption of the Rights, as of the date hereof, there are outstanding (i) no shares of stock or other voting securities of the Company; (ii) no securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of stock or voting securities of the Company; (iii) no options or other rights to acquire from the Company or any of its subsidiaries, and no obligations of the Company or any of its subsidiaries to issue, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of the Company; and (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Company Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Section 3.2(a) of the Company Disclosure Schedule sets forth information regarding the current exercise price, date of grant and number granted of Company Stock Options for each holder thereof. Following the Effective Time, no holder of Company Stock Options will have any right to receive shares of stock of the Surviving Corporation upon exercise of the Company Stock Options.

                  (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of stock or other ownership interests in any subsidiary of the Company. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is bound relating to the voting of any shares of stock of the Company or any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                  (c) Section 3.2(c) of the Company Disclosure Schedule sets forth, for each Public Investee, the amount and nature of all securities of such Public Investee owned by the Company and its subsidiaries. To the knowledge of the Company, each of the outstanding shares of stock of each Public Investee is duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are recognized in the applicable jurisdiction), and is owned by the Company and its subsidiaries free and clear of all Liens (other than as set forth in Section 3.2(c) of the Company Disclosure Schedule) and has not been issued in violation of any preemptive or similar rights. Other than as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, transfer or voting of any securities of any Public Investee to which the Company or any of its subsidiaries is a party or otherwise bound.

                  SECTION 3.3 Authority Relative to This Agreement; Stockholder Approval. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger. No other corporate proceedings on the part of the Company or any of its subsidiaries are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger and this Agreement, to the extent required by Law, the Company Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                  (b) The Company Board has, by unanimous vote of those present, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger, and taken all corporate actions required to be taken by the Company Board for the consummation of the Merger. The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their approval to the extent required by Law. The affirmative approval of the holders of Shares representing a majority of the votes that may be cast by the holders of all outstanding Shares and shares of Preferred Stock (voting together as a single class) as of the record date for the Company Stockholder Meeting (the "Company Requisite Vote") is the only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and approve the Merger.

                  SECTION 3.4 Reports; Financial Statements. (a) The Company has filed all required forms, reports and documents with the SEC since January 1, 1998, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore delivered to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1998, 1999 and 2000, respectively, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1998, and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 1998 (the "Company SEC Reports"). None of such forms, reports or documents, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since January 1, 1998, there has not been any change, or any application or request for any change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

                  (b) The Company and each of its subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1998 with any U.S., state or foreign regulatory authorities or self-regulatory organization (each, a "Regulatory Agency" "), and have paid all material fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its subsidiaries, no Regulatory Agency has initiated any proceeding or investigation or, to the knowledge of the Company, threatened any investigation into the business or operations of the Company or any of its subsidiaries since December 31, 1998, except for such proceedings or investigations which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company and its subsidiaries taken as a whole.

                  SECTION 3.5 No Undisclosed Liabilities. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, as of December 31, 2000 (the "Audit Date"), none of the Company or its subsidiaries had any liabilities or material obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, except for any such liabilities or obligations which do not or which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

                  SECTION 3.6 Absence of Changes. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports filed prior to the date of this Agreement, since the Audit Date the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course consistent with past practice, none of the Company or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which do or which would reasonably be expected to have, and there have been no events, changes or effects with respect to the Company or its subsidiaries, which do or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

                  SECTION 3.7 Proxy Statement. The proxy statement relating to the Merger (the "Proxy Statement") will not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or shall, at the time of the Company Stockholder Meeting or at the Effective Time, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies which shall have become false or misleading in any material respect. The Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion therein.

                  SECTION 3.8 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the European Community's Council Regulation (EC) 4064/89 of 21 December 1989 on the control of concentrations between undertakings, as amended (the "ECMR"), or any other Antitrust Law (as hereinafter defined), the filing and recordation of the Articles of Merger as required by the MGCL and as otherwise set forth in Section
3.8 to the Company Disclosure Schedule, no filing with or notice to, and no material permit, authorization, consent or approval of, (i) any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") or (ii) any other third party, is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not, as of the date hereof, question the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the Merger and would not otherwise prevent or delay the consummation of the Merger, reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. Except as set forth on Schedule 3.8 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger will (i) conflict with or result in any breach of any provision of the respective charters or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien or result in the reduction or loss of any benefit) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or any Company Permit (as hereinafter defined), (iii) violate any Law applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iv) to the knowledge of the Company, result in the loss by any Public Investee of its status as a REIT (as hereinafter defined), in each case with respect to (i), (ii) and (iii) above, except as does not or which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the ECMR, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or creation or strengthening of a dominant position or lessening of competition through merger or acquisition.

                  SECTION 3.9 No Default. Neither the Company nor any of its subsidiaries is in violation of any term of (i) its charter, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity ("Law") applicable to the Company, its subsidiaries or any of their respective properties or assets, except for violations which do not or which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

                  SECTION 3.10 Litigation. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports filed prior to the date of this Agreement or as listed on Section 3.10 of the Company Disclosure Schedule, there is no material suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets which (a) involves amounts in excess of $1,000,000 or (b) questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the Merger. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports filed prior to the date of this Agreement, none of the Company or its Subsidiaries is subject to any outstanding order, writ, injunction or decree, which has or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

                  SECTION 3.11 Compliance with Applicable Law. The Company and each of its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for Company Permits the absence of which does not or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. The Company and each of its subsidiaries are in compliance with the terms of the Company Permits, except as does not or which would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. The businesses of the Company and each of its subsidiaries are not being conducted in violation of any Law applicable to the Company or its subsidiaries, except as does not or which would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. To the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews as do not or which would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

                  SECTION 3.12 Properties. (a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list and the address of all real property owned or leased by the Company or otherwise used by the

Company in the conduct of its businesses or operations (collectively, and together with the land at each address referenced in Section 3.12(a) of the Company Disclosure Schedule and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land, the "Company Properties"). Each of the Company Properties is owned or leased by the Company, as indicated in Section 3.12(a) of the Company Disclosure Schedule. To the Company's knowledge, the Company owns or, if so indicated in Section 3.12(a) of the Company Disclosure Schedule, leases each of the Company Properties, in each case free and clear of any Liens, title defects, contractual restrictions or covenants, laws, ordinances or regulations affecting use or occupancy (including zoning regulations and building codes) or reservations of interests in title (collectively, "Property Restrictions"), except for (i) Permitted Liens and (ii) Property Restrictions imposed or promulgated by law or by any Government Authority which are customary and typical for similar properties or (iii) Property Restrictions which do not or which would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. To the Company's knowledge, none of the matters described in clauses
(i) and (ii) above does or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole. For purposes of this Agreement, "Permitted Liens" means (i) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Company, (ii) with respect to real property, any Lien, encumbrance or other title defect which is not in a liquidated amount (whether material or immaterial) and which does not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used) and (iii) inchoate materialmen's, mechanics', carriers', workmen's and repairmen's liens arising in the ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings. To the Company's knowledge, the Company Properties are adequate to permit the use thereof in the manner they are currently utilized by the Company, except as does not or would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

                  (b) The Company and each of its subsidiaries have good and sufficient title to all the personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the balance sheets of the Company and its subsidiaries as of September 30, 2001, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, except as does not or which would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole.

                  SECTION 3.13 Employee Plans. (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a list of all material "employee benefit plans," as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit plans or other benefit arrangements or payroll practices including bonus plans, executive compensation, consulting or other compensation agreements, change in control agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship programs, directors' benefit, bonus or other incentive compensation and any Foreign Plan (as defined in Section 3.13(i)), which the Company or any of its majority owned subsidiaries sponsors, maintains, contributes to or has any obligation to contribute to (each an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"). Except as separately set forth on Section 3.13(a) of the Company Disclosure Schedule, none of the Employee Benefit Plans is subject to Title IV of ERISA ("Title IV Plans"), or is or has been subject to Sections 4063 or 4064 of ERISA, nor has the Company, its subsidiaries or any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with the Company or any subsidiary under Section 414(b), (c),
(m) or (o) of the Code ("ERISA Affiliate") ever been obligated to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

                  (b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Title IV Plans (other than a Multiemployer Plan) have been made available or delivered to Parent by the Company: (i) any plans and related trust documents, and amendments thereto; (ii) the three most recent Forms 5500 and schedules thereto, if applicable; (iii) the most recent Internal Revenue Service ("IRS") determination letter, if applicable; (iv) the three most recent financial statements and actuarial valuations, if applicable; and (v) summary plan descriptions, if applicable.

                  (c) As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole, (i) the Company and its subsidiaries have performed all material obligations required to be performed by them under any Employee Benefit Plan; (ii) the Employee Benefit Plans, have been administered in material compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iii) there are no material actions, suits, arbitrations or claims (other than routine claims for benefit) pending or threatened with respect to any Employee Benefit Plan; and (iv) the Company and its subsidiaries have no material liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise Tax or civil penalty.

                  (d) Neither the Company nor any of its ERISA Affiliates are subject to any unsatisfied withdrawal liability with respect to any Multiemployer Plan.

                  (e) Each of the Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to the effect that such plan is "qualified" and that the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code. The Company knows of no fact which would adversely affect the qualified status of any such Pension Plan or the exemption of such trust, in either case, that cannot be corrected without a material adverse effect on the Company and its subsidiaries taken as a whole.

                  (f) None of the Employee Benefit Plans provide for continuing post-employment health or life insurance coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, no stock or other security issued by the Company forms or has formed a material part of the assets of any Employee Benefit Plan.

                  (h) Neither the execution and delivery of this Agreement nor the consummation of the Merger will by itself or in combination with any other event (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of the Company or any of its subsidiaries; (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.

                  (i) With respect to each Employee Benefit Plan that is maintained primarily for employees in a jurisdiction outside the United States (the "Foreign Plans") except as does not or which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole:

                        (i) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

                        (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

                        (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

                  (j) Except as does not or which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole, any individual who performs services for the Company or any of is subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its subsidiaries for federal income tax purposes by the Company or one of its subsidiaries is not an employee for such purposes.

                  SECTION 3.14 Labor Matters. (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all employment, labor or collective bargaining agreements to which the Company or any subsidiary is party and, except as set forth therein, there are no employment, labor or collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries. The Company has heretofore made available to Parent true and complete copies of (i) the employment agreements listed on Section 3.14(a) of the Company Disclosure Schedule or a form thereof and (ii) the labor or collective bargaining agreements listed on Section 3.14(a) of the Company Disclosure Schedule, together with all material amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

                  (b) Except as set forth on Section 3.14(b) of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate a material adverse effect on the Company and its subsidiaries taken as a whole, (i) no employees of the Company or any of its subsidiaries are represented by any labor organization; (ii) no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification; (iii) to the Company's knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) to the Company's knowledge, there are no organizing activities involving the Company or any of its subsidiaries pending with any labor organization or group of employees of the Company or any of its subsidiaries.

                  (c) Except as would not reasonably be expected to have, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole there are no unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of the Company or any of its subsidiaries.

                  (d) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries taken as a whole there are no complaints, charges or claims against the Company or any of its subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its subsidiaries.

                  (e) Except as would not reasonably be expected to have, individually or in the aggregate, (i) a material adverse effect on the Company and its subsidiaries taken as a whole, the Company and each of its subsidiaries is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" Law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for immaterial non-compliance; and (ii) there has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company or any of its subsidiaries within the last six (6) months.

                  SECTION 3.15 Environmental Matters. (a) Except as disclosed on
Section 3.15 of the Company Disclosure Schedule and except for conditions that would not reasonably be expected to result in a material adverse effect on the Company and its subsidiaries taken as a whole, to the knowledge of the Company,
(i) the Company and its majority owned subsidiaries and all real property owned by the Company and its majority owned subsidiaries are in compliance with Environmental Laws; (ii) the Company and its majority owned subsidiaries have obtained and currently possess and maintain all Permits required by Environmental Laws (collectively, "Environmental Permits") for each of their respective operations, all such Environmental Permits are in good standing, and the Company and its majority owned subsidiaries are in compliance with the terms and conditions of such Environmental Permits; (iii) neither the Company and its majority owned subsidiaries nor any real property currently owned by the Company or its majority owned subsidiaries is subject to any pending Environmental Claim as to which the Company has been provided written notice.

                  (b) To the Company's knowledge, the Company has made available to Parent copies of all environmental reports which are in the possession of the Company and were conducted within 24 months prior to the date hereof by private parties or regulators relating to the operations of the Company and its subsidiaries or any real property owned by the Company or its subsidiaries.

                  As used in this Agreement:

                  "Environmental Claims" means any and all written administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability or potential liability relating in any way to any Environmental Law or any Environmental Permit.

                  "Environmental Costs and Liabilities" means, with respect to any person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Entity or other person, which relate to any environmental, health or safety condition or a Release or threatened Release, and result from the past, present or future operations of, or ownership of property by, such person or any of its subsidiaries.

                  "Environmental Laws" means all applicable federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other legal requirements relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C.ss. 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C.ss. 180 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C.ss. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C.ss. 6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C.ss. 7401 et seq.); the Clean Air Act, as amended (42 U.S.C.ss. 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C.ss. 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C.ss. 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C.ss. 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.

                  "Hazardous Material" means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, friable asbestos, indoor mold, urea formaldehyde insulation, and polychlorinated biphenyls.

                  "Release" means, with respect to any person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Hazardous Material into the environment or into or out of any property owned by such person, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

                  "Remedial Action" means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

                  SECTION 3.16 Tax Matters. (a) All federal and all other material Tax Returns (as hereinafter defined) required to be filed by or on behalf of the Company or any of its subsidiaries have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, (i) as of the Audit Date, all Taxes payable by or on behalf of the Company or any of its subsidiaries have been fully and timely paid or adequately provided for in accordance with GAAP, and
(ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing. Except as set forth on
Section 3.16(a) of the Company Disclosure Schedule, as of the date hereof neither the Company nor any of its subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

                  (b) Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, as of the date hereof all material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any of its subsidiaries have been fully paid, and there are no other audits relating to any material taxes by any taxing authority in progress, nor have the Company or any of its subsidiaries received any notice from any taxing authority that it intends to conduct such an audit.

                  (c) The Company and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable Laws.

                  (d) Parent has had access to complete copies of (A) all federal and other material Tax Returns of the Company and its subsidiaries relating to the taxable periods ending since December 31, 1998 which have been filed and (B) any audit report issued within the last five years relating to any material Taxes due from or with respect to the Company or any of its subsidiaries.

                  (e) Except as set forth on Section 3.16(e) of the Company Disclosure Schedule, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that the Company or any such subsidiary is or may be subject to taxation by that jurisdiction.

                  (f) Except as set forth on Section 3.16(f) of the Company Disclosure Schedule, neither the Company nor any other person on behalf of the Company or any of its subsidiaries has requested any extension of time within which to file any material income Tax Return, which material income Tax Return has since not been filed.

                  (g) Except as set forth on Section 3.16(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any tax sharing or similar agreement or arrangement (with any person other than the Company and/or any of its subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing.

                  (h) Neither the Company nor any of its subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

                  (i) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to Tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee or successor liability in respect of Taxes, any liability in respect of Taxes under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or imposed by contract, Tax sharing agreement, Tax indemnity agreement or any similar agreement. "Tax Returns" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information. For purposes of this Section 3.16, the definition of "subsidiary" contained in Section 9.11(x) shall be applied by substituting "50%" for "10%" in clause (iii) of such definition.

                  SECTION 3.17 Absence of Questionable Payments. To the Company's knowledge, neither the Company nor any of its subsidiaries nor, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act. To the knowledge of the Company, neither the Company nor any of its subsidiaries nor, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures. To the Company's knowledge, the Company and each of its subsidiaries which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

                  SECTION 3.18 Material Contracts. (a) Section 3.18 of the Company Disclosure Schedule sets forth a list of all Material Contracts (as hereinafter defined). The Company has heretofore made available to Parent true, correct and complete copies of all written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder) with any of the Public Investees relating to the Company's investments in the Public Investees, and all material written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its subsidiaries is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of the Company and its subsidiaries taken as a whole (taking into account only the Company's ownership interest in each of its subsidiaries), including to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of the Company and its subsidiaries taken as a whole (taking into account only the Company's ownership interest in each of its subsidiaries), all material: (i) employment, severance, change in control, termination, personal services, consulting, non-competition or indemnification contracts (including any contract to which the Company or any of its subsidiaries is a party involving employees of the Company); (ii) contracts granting a right of first refusal or first negotiation; (iii) partnership or joint venture agreements; (iv) agreements for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1998; (v) contracts or agreements with any Governmental Entity; (vi) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred;
(vii) agreements that purport to limit, curtail or restrict the ability of the Company or any of its subsidiaries to compete in any geographic area or line of business, or to hire or solicit the hire for employment of any individual or group; (viii) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof; and
(ix) commitments and agreements to enter into any of the foregoing (such contracts and agreements, the "Material Contracts").

                  (b) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect, except as would not reasonably be expected to result in a material adverse effect on the Company and its subsidiaries taken as a whole. To the Company's knowledge, there is no default under any Material Contract so listed by the Company as would reasonably be expected to result in a material adverse effect on the Company and its subsidiaries taken as a whole. The Company has provided to Parent a complete and correct copy of each of the Storage USA Transaction Agreements.

                  SECTION 3.19 Insurance. The Company and its subsidiaries maintain insurance policies and performance bonds on their respective properties and assets, and with respect to their employees and operations, with reputable insurance carriers, and such insurance policies provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. The Company and its subsidiaries are not in default under any of their insurance policies and have paid all premiums owed thereunder, and no claims for coverage thereunder have been denied.

                  SECTION 3.20 Intellectual Property. (a) Section 3.20 of the Company Disclosure Schedule sets forth a list of all material Intellectual Property (as hereinafter defined) of the Company and its subsidiaries.

                  (b) The Company and its subsidiaries own or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens), all material Intellectual Property used or held for use in connection with the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted.

                  (c) To the knowledge of the Company, the use of any material Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its subsidiaries acquired the right to use any Intellectual Property.

                  (d) No person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any material Intellectual Property owned by and/or licensed to the Company or its subsidiaries.

                  (e) Neither the Company nor any of its subsidiaries has received any notice written or otherwise of any assertion or claim, pending or not, with respect to any material Intellectual Property used by the Company or its subsidiaries.

                  (f) No Intellectual Property owned/or licensed by the Company or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" means (i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information, the goodwill associated with the foregoing and registration in any jurisdiction of, and applications in any jurisdictions to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) all inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), in any jurisdiction, all improvements thereto, and all patents, patent rights, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) all mask works and all applications, registrations and renewals in connection therewith, in any jurisdiction; (vi) all computer software (including data and related documentation); (vii) any similar intellectual property or proprietary rights; and (viii) all copies and tangible documentation thereof and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

                  SECTION 3.21 Opinion of Financial Advisor. The Financial Advisor has delivered to the Company Board its opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and such opinion has not been withdrawn or modified. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to the Financial Advisor and its counsel.

                  SECTION 3.22 Brokers. No broker, finder or investment banker (other than the Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the Merger based upon arrangements made by and on behalf of the Company or any of its affiliates.

                  SECTION 3.23 Takeover Statute. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger from, and this Agreement and the Merger are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other takeover Laws and regulations of any state (collectively, "Takeover Statutes"), including the Maryland Business Combination Act and the Maryland Control Share Acquisition Act, or any takeover provision in the Charter and the Company's Amended and Restated Bylaws. The provisions of the Maryland Business Combination Act and the Maryland Control Share Acquisition Act do not apply to the Merger.

                  SECTION 3.24 Ownership Limit. The Company Board has taken all action required to be taken by it in order to exempt Parent, Merger Sub and each of their respective affiliates from the Ownership Limit provisions set forth in Article FIFTH of the Charter.

                  SECTION 3.25 Amendment to Rights Agreement. The Company Board has taken all necessary action (including any amendment thereof) under the Rights Agreement, dated as of April 21, 1997, between the Company and The First National Bank of Boston, as Rights Agent (as amended, the "Rights Agreement"), so that (x) none of the execution or delivery of this Agreement or the consummation of the Merger will cause (i) the rights (the "Rights") issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (ii) Parent or Merger Sub to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (iii) the "Shares Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event and (y) the "Final

Expiration Date" (as defined in the Rights Agreement) of the Rights shall occur immediately prior to the Effective Time.

                                   ARTICLE IV

                          REPRESENTATION AND WARRANTIES
                            OF PARENT AND MERGER SUB

                  Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

                  SECTION 4.1 Organization. (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted or proposed by Parent to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the Merger or perform its obligations hereunder.

                  (b) Each of Parent and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse affect on the ability of Parent to consummate the Merger or perform its obligations hereunder.

                  (c) Parent has heretofore delivered to the Company accurate and complete copies of the certificate of incorporation and bylaws of Parent and the charter and bylaws of Merger Sub as currently in effect.

                  SECTION 4.2 Authority Relative to This Agreement. (a) Each of Parent and Merger Sub has all necessary corporate power to execute and deliver this Agreement and to consummate the Merger contemplated hereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

                  (b) The Boards of Directors of Parent (the "Parent Board") and Merger Sub and Parent as the sole stockholder of Merger Sub have duly and validly authorized the execution and delivery of this Agreement and the consummation of the Merger, and taken all corporate actions required to be taken by such Boards of Directors and Parent as the sole stockholder of Merger Sub for the consummation of the Merger.

                  SECTION 4.3 Proxy Statement. The information to be provided in writing by Parent to the Company specifically for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of the Company specifically for inclusion therein.

                  SECTION 4.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws, the HSR Act, the ECMR, or any other Antitrust Law, the filing and recordation of the Articles of Merger as required by the MGCL and as otherwise set forth in Section 4.4 to the Parent Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Merger, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Parent to consummate the Merger or perform its obligations hereunder. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the Merger will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of Parent or the charter or bylaws (or similar governing documents) of Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Parent to consummate the Merger or perform its obligations hereunder.

                  SECTION 4.5 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Merger, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

                  SECTION 4.6 Brokers. No broker, finder or investment banker (other than Merrill Lynch & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by and on behalf of Parent or Merger Sub or any of their affiliates.

                  SECTION 4.7 Financial Capacity. Parent has sufficient financial capacity, and will cause Merger Sub to have sufficient financial capacity, to consummate the Merger and the other transactions contemplated hereby.

                                    ARTICLE V

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

                  SECTION 5.1 Conduct of Business of the Company. Except (i) as otherwise expressly provided in this Agreement, (ii) as consented to in writing by Parent, or (iii) with respect to or in connection with the consummation of the Storage USA Acquisition, or as contemplated by the Storage USA Transaction Agreements and the merger contemplated thereby (it being understood and agreed that the Company shall not increase the price to be paid in connection with the Storage USA Acquisition or make any material change to the Storage USA Transaction Agreements or grant any material waiver, consent or election thereunder, except with Parent's consent, provided further that Parent shall be deemed to have consented to any such proposed price increase or material change, waiver, consent or election, as the case may be, if Parent has not responded to the Company's request for consent pursuant to this Section 5.1(iii) within 24 hours of the delivery of such request), during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, and will use commercially reasonable efforts to cause the Public Investees to, conduct their respective operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their respective current business organizations, seek to keep available the services of their respective current officers and employees and seek to preserve their respective relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired. Without limiting the generality of the foregoing, but subject to clauses (i) through (iii) above, prior to the Effective Time, except as set forth on the Company Disclosure Schedule, the Company will not, and will use commercially reasonable efforts to cause the Public Investees not to, nor permit any of its subsidiaries to:

                  (a) amend their respective charters or bylaws (or other similar governing instrument);

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including any stock options or stock appreciation rights), except for (i) the issuance or sale of Shares pursuant to the exercise of Company Stock Options and conversion of Preferred Stock and the Company's 6.5% Convertible Subordinated Debentures due 2016 in accordance with the terms thereof (for a number of Shares not to exceed the maximum number of Shares set forth in Section 2.2), or (ii) (A) automatic grants of Company Stock Options to directors of the Company in accordance with plan terms in effect on the date hereof(B) the grant of new Company Stock Options upon the exercise of outstanding Company Stock Options containing a reload feature requiring a new option grant upon such exercise, (C) the grant of options, in the ordinary course consistent with past practice by subsidiaries of the Company or (D) the grant of Restricted Stock Units pursuant to the Company's matching share program.;

(c) (i) split, combine or reclassify any shares of their respective stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their respective stock, except the declaration and payment of regular quarterly cash dividends not in excess of the dividend amounts provided for in the instrument defining the rights of the Preferred Stock, with usual record and payments dates in accordance with past dividend practice; (iii) make any other actual, constructive or deemed distribution in respect of any shares of their respective stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of their respective securities or any securities of any of their respective subsidiaries;

                  (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                  (e) alter, through merger, liquidation, dissolution, reorganization, restructuring or in any other fashion, their respective corporate structures or ownership of any subsidiary or joint venture;

                  (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice in aggregate amounts not to exceed $50 million other than in connection with the Storage USA Acquisition and in connection with the other transactions listed in
Section 5.1(f) of the Company Disclosure Schedule (which, notwithstanding anything to the contrary herein, shall be expressly permitted hereby); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in aggregate amounts not to exceed $50 million; (iii) make any capital contributions to, or investments in, any other person, other than to the wholly owned subsidiaries; (iv) pledge or otherwise encumber shares of stock of the Company or its subsidiaries; or (v) mortgage or pledge any of their respective material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

                  (g) except as may be required by Law, an existing agreement or as contemplated by this Agreement, (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner except for any such actions taken in the ordinary and usual course of business consistent with past practice and that, in the aggregate, do not result in a material increase in the Company's aggregate benefits and compensation expense, and (ii) increase in any manner the compensation or fringe benefits of any director or officer of the Company or pay any benefit not required by any plan and arrangement as in effect as of the date hereof or as modified in accordance with this subsection (g) (including the granting of stock appreciation rights or performance units);

                  (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which individually or in the aggregate have a book or fair market value in excess of $3,000,000, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights other than with respect to the disposition of the Company's right, title and interest in and to 19,403,417 shares of CarrAmerica Realty Corporation, a Maryland real estate investment trust, which shall be specifically permitted hereunder regardless of any other provision hereof;

                  (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by them (whether for financial accounting or Tax purposes);

                  (j) revalue in any material respect any of their respective assets, including writing-off notes or accounts receivable or modify in any material respect any reserve, in each case, other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

                  (k) (a) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (b) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice or amend in any material respect any of the Material Contracts or the policies referred to in Section 3.18; (c) authorize any new capital expenditure or expenditures which are in excess of those contemplated the budgets previously provided by the Company to Parent; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

                  (l) make or revoke any Tax election (except as required by law), or settle or compromise any Tax liability, material to the Company and its subsidiaries taken as a whole (taking into account only the Company's actual ownership interest in each of its subsidiaries), or change (or make a request to any taxing authority to change) any material aspect of their respective method of accounting for Tax purposes;

                  (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of such person and its subsidiaries or incurred in the ordinary and usual course of business consistent with past practice or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which such person or any of its subsidiaries is a party;

                  (n) settle or compromise any pending or threatened suit, action or claim relating to the Merger;

                  (o) enter into any agreement or arrangement that limits or otherwise restricts such person or any of its subsidiaries or any successor thereto or that would, after the Effective Time, limit or restrict the Surviving

Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

                  (p) in any case where the Company, as such, has a contractual right to consent to any matter requested or proposed by Storage USA or Regency, the company shall not so consent without Parent's consent, which shall not be unreasonably withheld or delayed;

                  (q) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(n) or any action which would make any of the representations or warranties of the Company contained in this Agreement (i) which are qualified as to materiality untrue or incorrect or (ii) which are not so qualified untrue or incorrect in any material respect.

                  For purposes of this Agreement, the Company shall be deemed to have used its commercially reasonable efforts to cause the Public Investees to take or not take any actions contemplated herein if the Company (i) exercises all voting rights, to the extent that the taking or not taking of any action requires a vote of the stockholders of such Public Investee, (ii) exercises all rights under any contract or agreement to which the Company or any of its subsidiaries is a party, and (iii) causes its representatives acting as members of the board of directors or trustees of such Public Investees subject to their fiduciary duties to such Public Investees or trustees and their shareholders under applicable Law, to exercise all rights as directors of such Public Investee, as applicable.

                  SECTION 5.2 Access to Information. (a) Between the date hereof and the Effective Time, the Company will give Parent and Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as Parent or Merger Sub may from time to time reasonably request, provided that no investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify any of the representations or warranties made by the Company and all such access shall be coordinated through the Company or its designated representatives, in accordance with such reasonable procedures as they may establish.

                  (b) Each of Parent and Merger Sub will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the Merger pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated November 7, 2001 (the "Confidentiality Agreement").

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.1 Company Stockholder Meeting, Proxy Statement. (a) The Company, acting through the Company Board, shall, in accordance with applicable Law, and the Charter and its Amended and Restated Bylaws:

                        (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholder Meeting") for the purposes of considering and taking action upon the approval and adoption of this Agreement.

                        (ii) prepare and file with the SEC (in consultation with Parent, and affording Parent an opportunity to review and comment thereon) a preliminary proxy relating to the Merger and this Agreement and (x) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy and cause a definitive proxy, including any amendment or supplement thereto to be mailed to its stockholders at the earliest practicable date, but in no event prior to the time that the ProLogis Registration Statement (as hereinafter defined) shall have been declared effective by the SEC; provided, however, that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) use its reasonable best efforts to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                        (iii) unless this Agreement has been terminated in accordance with Article VIII, subject to its rights pursuant to Section 6.3(b), include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of the Merger and this Agreement.

                  (a) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other subsidiaries in favor of the approval and adoption of the Merger and this Agreement.

                  SECTION 6.2 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and to cause to be satisfied all conditions precedent to its obligations under this Agreement, in each case as soon as practicable after the date hereof, including, consistent with the foregoing, (i) preparing and filing as promptly as practicable with the objective of being in a position to consummate the Merger as promptly as practicable following the date of this Agreement all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Required Approvals"), and (ii) using its reasonable best efforts to obtain the Required Approvals.

                  (b) (i) Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable and in any event within 10 business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (ii) Parent agrees to make any other requisite antitrust filings as soon as reasonably practicable and the Company agrees to provide Parent with such assistance as Parent requests for the purposes of filing such requisite antitrust filings and, if such filings are made, each party agrees to supply as promptly as practical any additional information and documentary material that may be required or requested by the relevant governmental authority.

                  (c) Each of Parent and the Company shall use its reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission to or any investigation or proceeding by a private party, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity.

                  (d) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.2 (a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity, (iii) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger contemplated hereby, and (iv) consult with each other in advance of any meeting or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

                  (e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.2, if any objections are asserted with respect to the Merger contemplated hereby under any antitrust or competition law, Parent agrees to use its reasonable best efforts to resolve any antitrust concerns, federal, state, foreign or private, obtain all Required Approvals and obtain termination of the waiting period under the HSR Act or any other applicable law and the termination of any outstanding judicial or administrative orders prohibiting the Closing so as to permit consummation of the Merger as soon as practicable. In furtherance and not in limitation thereof, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any law or regulation, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger illegal or would otherwise prohibit or materially impair or delay the consummation the Merger, the Company shall cooperate with Parent in all respects in responding thereto, and each shall use its respective reasonable best efforts to contest, resist and/or attempt to resolve any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger contemplated by this Agreement, and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Merger.

                  (f) The parties acknowledge and agree that Parent's "reasonable best efforts" as it is referenced in this Section 6.2 shall not require Parent to agree to or effect any divestiture, or to agree to or to hold separate or hold in trust (or similar action involving) any part of Parent's or the Company's business or operations, other than any of the Company's business or operations with a net asset value in the aggregate of no greater than $50 million.

                  (g) The Company shall cooperate with Parent and use its reasonable best efforts to obtain an opinion of counsel on or prior to the Effective Time satisfying the requirements of Article 9 of the Articles of Incorporation of Security Capital European Realty to allow Parent to be treated as an "Excluded Holder" thereunder.

                  SECTION 6.3 Acquisition Proposals. (a) From the date hereof until the termination hereof and except as expressly permitted by the following provisions of this Section 6.3, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the Company Board may furnish information to, or enter into discussions or negotiations with, any person that previously has made an unsolicited bona fide written Acquisition Proposal if, and only to the extent that, (A) the Company Board, after consultation with and having considered the advice of independent legal counsel, determines in good faith that (x) such Acquisition Proposal would, if consummated, constitute a Superior Proposal (as hereinafter defined), and (y) such action is necessary for the Company Board to comply with its duties to the Company's stockholders under applicable Law and (B) prior to taking such action, the Company (x) provides reasonable notice to Parent (but in any event no later than 24 hours prior to taking such action) to the effect that it is taking such action and (y) receives from such person an executed confidentiality/standstill agreement in reasonably customary form, the terms of which, as applicable to such person, in any event are at least as stringent as those applicable to Parent in the Confidentiality Agreement between Parent and the Company. Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, the Company shall notify Parent of any Acquisition Proposal (including the material terms and conditions thereof and the identity of the person making it) as promptly as practicable after its receipt thereof (and in any event, no later than twenty-hours from receipt), and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter promptly inform Parent of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person that has not previously been reviewed by Parent. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.3(a).

                  (b) The Company Board will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger unless the Company Board, after consultation with and having considered the advice of independent legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its duties to the Company's stockholders under applicable Law. Except as set forth in this Section 7.3(b), the Company Board will not approve or recommend or permit the Company to enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement as described in Section 6.3(a)) made by any person other than Parent or Merger Sub. Notwithstanding the foregoing, if the Company Board, after having considered the advice of independent legal counsel, determines in good faith that failing to take such action would constitute a breach of the obligations of the Company Board under applicable law, the Company Board may approve or recommend an Acquisition Proposal (or amendment or supplement thereto) or cause the Company to enter into an agreement with respect thereto, but in each case only if (i) the Company provides written notice to Parent (a "Notice of Superior Proposal"), which notice must be received by Parent at least three business days (exclusive of the day of receipt by Parent of the Notice of Superior Proposal) prior to the time it intends to cause the Company to enter into such an agreement, advising Parent in writing that the Company Board has received an Acquisition Proposal (or amendment or supplement thereto) which it believes constitutes a Superior Proposal and which it intends to accept and, with respect to which, enter into a definitive agreement, subject to the provisions of this Section 6.3(b), providing a copy of any written offer or proposal describing the Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, (ii) as of the end of such three business day period referenced above, Parent shall have failed to notify the Company in writing that it has determined to revise the terms of the Merger to provide that the Merger Consideration will be equal to or greater than the consideration to be paid to the Company stockholders pursuant to the Superior Proposal, and (iii) the Company terminates this Agreement in accordance with the requirements of Section 8.1(f) within 48 hours after the lapse of the three-day period referenced above and immediately thereafter enters into an agreement with respect to such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal not directly or indirectly initiated, solicited, encouraged or knowingly facilitated by the Company after the date of this Agreement in contravention of the provisions hereof which the Company Board determines in good faith judgment (based on the advice of an investment banker of nationally recognized reputation), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacity as stockholders), from a financial point of view, than the Merger and (ii) is reasonably capable of being completed; provided, however, that for purposes of this definition, the term Acquisition Proposal shall have the meaning assigned to such term in Section 9.11 except that the reference to 20 percent in the definition of "Acquisition Proposal" shall be deemed to be a reference to 100 percent.

                  (c) Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Company Board, based on the advice of independent legal counsel, is required under applicable Law; provided, however, that except as otherwise permitted in Section 6.3(b), the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

                  SECTION 6.4 Public Announcements. Each of Parent, Merger Sub and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the New York Stock Exchange, Inc., as determined by Parent, Merger Sub or the Company, as the case may be, and except by the Company with respect to any Acquisition Proposal or similar matter or related matter as contemplated by Section 6.3.

                  SECTION 6.5 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the Merger. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the fullest extent not prohibited by the MGCL and upon receipt of any affirmation and undertaking required by the MGCL, (ii) Parent will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MGCL and Parent's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

                  (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained annually at a cost to Parent not greater than two hundred percent of the premium for the current Company directors' and officers' liability insurance; provided, however, that if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to two hundred percent of the current annual premiums of the Company for such insurance.

                  (c) In the event Parent or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set for in this
Section 6.5.

                  (d) To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the Company's charter or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

                  (e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

                  SECTION 6.6 Employee Matters. (a) Parent will cause the Surviving Corporation to honor the obligations of the Company or any of its subsidiaries under the provisions of all employment, consulting, termination, severance, change in control and indemnification agreements between and among the Company or any of its subsidiaries and any current or former officer, director, consultant or employee of the Company or any such subsidiaries. During the period commencing on the Closing Date and ending on the close of the next fiscal year ending at least two years from the Closing Date (the "Continuation Period"), Parent shall provide, or shall cause to be provided, to the current or former employees of the Company and any of its subsidiaries (other than employees covered by any collective bargaining agreement) ("Company Employees") compensation and employee benefits that are no less favorable in the aggregate than the Applicable Required Benefits, as defined below. "Applicable Required Benefits" shall mean: (i) for Company Employees who are employed by the Company, the compensation and benefits that are provided to such Company Employees immediately prior to the Closing Date; provided, that beginning on such date, not later than January 1, 2003, as Parent shall determine, the "Applicable Required Benefits" shall mean the compensation and benefits provided to similarly situated employees of Parent (determined based on position, compensation level and location) from time to time, if greater (such compensation and benefits in the aggregate, the "Parent Benefits"); (ii) for all other Company Employees who participate in the employee benefit plans of the Company immediately prior to the Closing Date, either the compensation and benefits provided to such Company Employees immediately prior to the Closing Date or, at Parent's option, the Parent Benefits provided to similarly situated employees of Parent; (iii) in the case of those Company Employees who do not participate in the employee benefit plans of the Company as of the Closing Date but who are scheduled to begin so participating as of April 2002, (A) until April 2002, the compensation and benefits they are being provided immediately prior to the Effective Time, and from and after April 2002, the compensation and benefits they are scheduled to be provided from and after April 2002, or (B) at Parent's option, the Parent Benefits provided to similarly situated employees of Parent; and (iv) for all other Company Employees, compensation and benefits that are no less favorable in the aggregate than those provided to such Company Employees immediately prior to the Closing Date.

                  (b) For all purposes under the employee benefit plans of Parent and its affiliates providing benefits to any Company Employee after the Closing Date (the "New Plans"), and subject to applicable law and obligations under applicable collective bargaining agreements, each Company Employee shall be credited with his or her years of service with the Company or any of its subsidiaries, as the case may be, before the Closing Date, to the same extent as such Company Employee was entitled, before the Closing Date, to credit for such service under any similar Employee Benefit Plans, as applicable, except to the extent such credit would result in a duplication of benefits and except for purposes of benefit accrual under defined benefit pension plans. In addition, and without limiting the generality of the foregoing, and subject to applicable law and obligations under applicable collective bargaining agreements: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable Employee Benefit Plan, as applicable, in which such Company Employee participated immediately before the Closing Date (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

                  (c) Parent shall ensure that the account balance of each participant in the SCGroup Incorporated Nonqualified Savings Plan (the "NSP") or the SCGroup Deferred Fee Plan for Directors (the "DFP") fully vests as of the Closing Date, and that the portion of such account valued with respect to Class A Shares or Class B Shares shall, at the election of the participant, be converted into either (i) a cash balance in the amount of $1300 per Class A Share or $26 per Class B Share, as applicable, or (ii) a cash balance equal to the Class A Cash Consideration or the Class B Cash Consideration, as applicable, times the number of shares credited to such account, plus a hypothetical number of shares of ProLogis Common Stock equal to the Class A Stock Consideration or the Class B Stock Consideration, as applicable, times the number of shares credited to such account. Any portion of such account that is converted into a cash balance may be deemed invested by the participant in any of the available investment choices under the NSP or the DFP, as applicable, and any portion thereof that is converted into hypothetical shares of ProLogis Common Stock shall continue to be deemed invested in such shares until such time as the participant elects, in accordance with the NSP or the DFP, as applicable, to invest such balance in another available investment choice; provided, that after such conversions, the NSP or the DFP, as applicable, need not permit participants to elect to invest any addition balances in such shares. Until at least December 31, 2002, Parent shall (i) maintain or cause the Company to maintain the NSP in accordance with its terms, except as provided above in this
Section 6.6(c), (ii) allow Company Employees to participate in the NSP and to defer compensation into the NSP, (iii) make matching contributions with respect to employee deferrals (including deferrals with respect to the awards described in Section 6.6(e)), in each case, consistent with the Company's past practice and on terms no less favorable than those in effect immediately prior to the date hereof, and (iv) ensure that each Participant's account under the NSP (including any stock balance converted to a cash balance pursuant to this Section) and any increase thereto is maintained in accordance with the terms of the NSP and with the Company's ordinary past practice. Parent may amend or terminate, or cause the Company to amend or terminate, the NSP effective on or after January 1, 2003, but in no event shall any such amendment or termination, whenever occurring, result in a change in the timing, method or amounts of the distributions made to any Company Employee who is a participant in the NSP immediately before the Effective Time.

                  (d) For so long after the Closing Date as the Company or any of its subsidiaries maintains a 401(k) plan (all such plans, the "Company 401(k) Plan"), and Parent maintains a 401(k) plan with a loan feature for similarly situated employees, Parent shall cause the Company 401(k) Plan to retain the loan feature of such plan. Effective as of the Closing, the Company will fully vest the account balances of each participant in the Company 401(k) Plan who is a Company Employee.

                  (e) To the extent not paid prior to the Closing Date, Parent shall pay a cash bonus award with respect to the 2001 calendar year to each Company Employee listed on Section 6.6(f) of the Company Disclosure Schedule equal to the amount listed on such schedule (each such award, a "2001 Bonus Award"). Parent shall pay the 2001 Bonus Awards no later than January 31, 2002 and shall allow each Company Employee participating in the NSP upon the Closing Date to defer a portion of his or her 2001 Bonus Award under the NSP in accordance with deferral elections in place prior to the Closing Date.

                  SECTION 6.7 SEC Filings. The Company and Parent shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any other filing. The Company shall, and Parent shall and shall cause Purchaser to, cause all documents that it is responsible for filing with the SEC or other regulatory authorities under Section 6.1 and Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company will, or Parent will cause Parent to, as the case may be, promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials and/or mailing to stockholders of the Company, such amendment or supplement.

                  SECTION 6.8 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                  SECTION 6.9 Takeover Statutes; Rights Plan; Ownership Limit.
(a) If any Takeover Statute is or may become applicable to the Merger, each of Parent and the Company shall take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

                  (b) The Company Board shall not, without the prior written consent of Parent, (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights.

                  (c) The Company Board shall not take any action to exempt any person (other than Parent, Merger Sub and each of their respective affiliates) from the Ownership Limit provisions set forth in Article FIFTH of the Charter.

                  SECTION 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 7.2(b) unless and except to the extent that the failure to give such notice results in material prejudice to the other party.

                  SECTION 6.11 Company Funds. As soon as reasonably practicable after the date hereof, the Company shall inform the Company Funds of the Merger. If and to the extent necessary, the Company shall assist each of the Company Funds to prepare and file with the SEC, or other applicable Governmental Entity, as soon as is reasonably practicable a preliminary proxy statement, together with a form of proxy, to be used in connection with the meeting of the stockholders of each such Company Fund for the purpose of approving new Investment Company Advisory Agreements, or other applicable agreements, with the current advisor of each such Fund, substantially on the terms of the current Investment Company Advisory Agreements, to take effect at the Effective Time, and, as promptly as practicable thereafter, subject to compliance with the rules and regulations of the SEC to the extent applicable, a definitive proxy statement with respect to such meeting shall be mailed to the stockholders of such Company Fund. Each such proxy statement shall comply as to form in all material respects with all applicable Law.

                  SECTION 6.12 Other Advisory Contract Consents. (a) As soon as reasonably practicable after the date hereof, the Company shall inform the Funds that are not Company Funds of the Merger contemplated by this Agreement and request that such Funds take such actions as may be necessary in connection with the deemed assignment, as defined in Section 202(a) of the Investment Advisers Act of 1940, as amended (the "Advisers Act") (the "deemed assignment") of the advisory agreements to which the Company or any of its subsidiaries is a party relating to such Fund.

                  (b) As soon as reasonably practicable after the date hereof, the Company shall inform its investment advisory clients that are parties to Non-Investment Company Advisory Agreements ("NICAAs") of the Merger contemplated by this Agreement. The Company shall request written consent of each such client to the deemed assignment of its NICAA and use reasonable commercial efforts to obtain such consent; or in the case of NICAAs which prohibit assignment or state by their terms that they terminate upon assignment, the Company will use its reasonable commercial efforts to enter into new agreements in substantially identical terms to be effective upon Closing and the deemed assignment. Parent agrees that, except in the case of NICAAs that prohibit assignment or state by their terms that they terminate upon assignment or do not, by their terms, require written consent of the client, the Company may obtain consent by requesting written consent as aforesaid and informing such client: (x) of the Company's intention to effect a deemed assignment of such NICAAs; (y) of the Company's intention to continue the advisory services, pursuant to the NICAAs with such client after the Closing if such client does not terminate such NICAAs prior to the Closing; and (z) that the consent of such client will be implied if such client continues to accept such advisory services for at least 30 days after the Closing without termination (to the extent permitted by the Advisers Act, and any rules, regulations or interpretations of the SEC thereunder).

                  SECTION 6.13 Transfer Taxes. Subject to Section 2.2(b), Parent shall pay or cause to be paid any transfer, sales, use, excise and similar Taxes and fees for which the Company Stockholders may be liable (but not any Taxes measured by or based on gross or net income of any Company stockholders) arising from or payable by reason of the Merger.

                  SECTION 6.14 Registration and Sale of ProLogis Common Stock. With the prior written consent of both the Company and the Parent, the Company may at any time sell any or all of the shares of the ProLogis Common Stock, including to ProLogis, pursuant to a public offering or private placement, negotiated third-party purchase or otherwise (a "ProLogis Sale"). In addition, the Company will, at the written request of Parent, use its reasonable best efforts to effect a ProLogis Sale in the manner requested by Parent, and subject to approval by Parent of any final pricing terms, provided that the Company shall not be required to effect a ProLogis Sale, or enter into any binding agreement to effect a ProLogis Sale, prior to the date which is 18 days prior to the then-applicable Stockholders Meeting Date(provided that if a "road show" with respect to a ProLogis sale to be effected by a public offering shall have been commenced on or after the date which is 22 days prior to the then-applicable Stockholders Meeting Date, and there shall thereafter be a delay or postponement of the Stockholders Meeting Date, the relevant date which is 18 days prior to the previously-applicable Stockholders Meeting Date shall not be changed for purposes of this sentence). The Company will, after consultation with Parent, determine the manager(s) and book runner(s) in the event of any ProLogis Sale that is an underwritten offering. In order to facilitate a possible ProLogis Sale and/or a distribution of ProLogis Common Stock pursuant to the Stock Election, the Company will, on or before December 17, 2001, exercise its rights under Section 6 of the Third Amended and Restated Investors Agreement between ProLogis and the Company, dated as of September 9, 1997, as amended, and shall use its reasonable best efforts to assist ProLogis in filing and having declared effective one or more registration statements, and any necessary supplements or amendments, with respect to the shares of ProLogis Common Stock, suitable for use in connection with the Stock Election and/or the ProLogis Sale, and shall allow Parent to participate in the process of so registering the ProLogis Common Stock.

                  SECTION 6.15 Storage USA Acquisition. In the event any third party shall seek to acquire Storage USA for consideration in excess of that agreed to be paid pursuant to the Storage USA Transaction Agreements, the Company shall determine to either (x) seek Parent's consent to offer to increase the price to be paid by the Company in connection with the Storage USA Acquisition or (y) not to do so. If the Company determines not to so increase the price to be paid by the Company in connection with the Storage USA Acquisition, then, at the written request of Parent, the Company will nevertheless offer to increase the price to be paid in connection with the Storage USA Acquisition on such terms as Parent may designate. Immediately upon any subsequently termination of this Agreement whether pursuant to Article VIII or otherwise (or, if the Storage USA Acquisition shall not then have been consummated, upon the consummation of the Storage USA Acquisition), Parent shall pay to the Company by wire transfer of immediately available funds, an amount equal to the aggregate amount of any such increased price designated by Parent that may have been agreed with or accepted by Storage USA

                  SECTION 6.16 Restructuring. Immediately prior to the consummation of the Merger, and provided all conditions to Closing have been satisfied or waived, Company will assign the stock interests in subsidiaries, or otherwise restructure or transfer assets as directed by Parent.

                  SECTION 6.17 Security Capital Warehouse Distribution Business Trust. At Parent's written request made within the first 75 days of calendar year 2002, the Company shall, if permitted to do so by the applicable federal income tax laws, elect to revoke the status of Security Capital Warehouse Distribution Business Trust as a real estate investment trust for federal income tax purposes and shall take such other steps as the parties reasonably agree are necessary to terminate the real estate investment trust status of Security Capital Warehouse Distribution Business Trust for federal income tax purposes.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                  SECTION 7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

                  (a) the Company shall have obtained the Company Requisite
Vote;

                  (b) there shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the Merger;

                  (c) (i) any applicable waiting period under the HSR Act shall have expired or been terminated, (ii) any relevant statutory, regulatory or other governmental waiting periods or approvals, whether domestic, foreign or supranational, the failure of which to have expired or been terminated or to be obtained or to be in full force and effect, would, either (A) individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Corporation or (B) result in any violation of Law, shall have expired or been terminated or been obtained and be in full force and effect, as the case may be, or (iii) in the event that the Merger constitutes a concentration with a Community dimension within the scope of the ECMR, the European Commission shall not have indicated prior to Closing Date that it intends to initiate proceedings under the ECMR in respect of the Merger nor refer the transactions or any matters arising therefrom to the competent authority of a Member State under
Article 9(1) of the ECMR;

                  (d) any registration statement (including any necessary supplement or amendment) with respect to the ProLogis Common Stock owned by the Company and filed pursuant to this agreement (a "ProLogis Registration Statement") shall have been declared effective by the SEC, no stop order shall have been issued with respect to such ProLogis Registration Statement and such ProLogis Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

                  SECTION 7.2 Conditions to the Parent's Obligations to Effect the Merger. The obligations of the Parent to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Parent, to the extent permitted by applicable Law:

                  (a) No Material Adverse Effect on the Company shall have occurred;

                  (b) the representations and warranties of the Company set forth in this Agreement shall be true and accurate as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) and the Company shall not have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the failure to perform or comply with such obligations, agreements or covenants, do not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company;

                  SECTION 7.3 Conditions to the Company's Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

                  (a) the representations and warranties of the Parent or Merger Sub set forth in this Agreement, shall be true and accurate as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) and the Parent or Merger Sub shall not have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the failure to perform or comply with such obligations, agreements or covenants, do not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

                  SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

                  (a) by the mutual written consent of Parent and the Company;

                  (b) by either of Parent or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the Merger substantially on the terms contemplated by this Agreement or (ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Merger on the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

                  (c) by either of Parent or the Company if the Merger has not been consummated by August 14, 2002 (the "Drop-Dead Date"); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date.

                  (d) by Parent if the Company Board shall have (A) publicly withdrawn or modified in a manner materially adverse to Parent the recommendation of the Company Board of this Agreement or the Merger, (B) failed to confirm its recommendation to the Company's stockholders that they approve and adopt the Merger and this Agreement within five business days after a written request by Parent that it do so if such request is made following the making of an Acquisition Proposal, or (C) approved or recommended an Acquisition Proposal made by any person other than Parent or Merger Sub;

                  (e) by the Company, if (i) the Company Board shall have determined that an Acquisition Proposal constitutes a Superior Proposal in accordance with the requirements of Section 6.3(b), (ii) the Company shall have delivered to Parent a written notice of the determination by the Company Board to terminate this Agreement pursuant to this Section 8.1(e) and followed the procedures required by Section 6.3(b), and (iii) immediately prior to such termination the Company shall have made payment of the full amounts required by Sections 8.3(b) and 8.3(c) and immediately after such termination the Company shall have entered into a definitive acquisition, merger or similar agreement to effect such Acquisition Proposal;

                  (f) by Parent if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in paragraph (b) of Section 7.2 and which breach is either (i) reasonably capable of being cured within 30 business days after its receipt of written notice thereof from the Parent but has not been cured within such time or (ii) incapable of being cured by the Company prior to the Drop-Dead Date;

                  (g) by the Company if any of Parent's representations and warranties contained in this Agreement shall not be true and correct, except for such failures to be true and correct that (without giving effect to any limitation as to "materiality" set forth therein), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the ability of Parent to consummate the Merger or perform its obligations hereunder, and which failure is either (i) reasonably capable of being cured within 30 business days after its receipt of written notice thereof from the Company but has not been cured within such time or (ii) incapable of being cured by the Parent prior to the Drop-Dead Date; or

                  (h) by the Company or Parent if the Company Requisite Vote shall not have been obtained at the Company Stockholder Meeting.

                  SECTION 8.2 Effect of the Termination. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 5.2(b), this Section 8.2, Section
8.3 and Article IX and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  SECTION 8.3 Fees and Expenses. (a) Except as provided below or in Section 6.15, all fees and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b) In the event that (i) this Agreement is (A) terminated by Parent pursuant to Section 8.1(d) or (B) by the Company or Parent pursuant to
Section 8.1(h) following any event described in Section 8.1(d), and either (C) an Acquisition Proposal shall have been previously publicly proposed or publicly announced or any person has previously publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal, or (D) within twelve months after such termination, the Company or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, or (ii) this Agreement is terminated by the Company pursuant to Section 8.1(e), then the Company shall pay Parent a fee equal to $120,000,000 (One Hundred Twenty Million Dollars) (the "Termination Fee") by wire transfer of same day funds to an account designated by Parent, in the case of a payment as a result of any event referred to in Section 8.3(b)(i)(A) or (B) and (D), upon the first to occur of the entering into any definitive agreement or the consummation of any Acquisition Proposal and in the case of a payment as a result of any event referred to in Section 8.3(b)(ii) or
Section 8.3(b)(i)(A) or (B) and (C), promptly, but in no event later than the date of such termination. For purposes of Sections 8.3(b)(i)(C) and (D) an "Acquisition Proposal" shall have the meaning assigned to such term in Section 10.11, except that the reference to "20 percent" in such definition shall be deemed to be a reference to "50 percent".

                  (c) The Company shall reimburse Parent and Merger Sub for all their expenses incurred in connection with this Agreement and the Merger (i) in the event this Agreement is terminated in the circumstances described in Section 8.3(b)(i)(A) or (B) and (D), upon the occurrence of the events referred in
Section 8.3(b)(i)(D), or (ii) in the event this Agreement is terminated in the circumstances described in Section 8.3(b)(i)(A) or (B) and (C) or in Section 8.3(b)(ii), promptly, but in no event later than the date of such termination; provided, however, that the aggregate amount of such reimbursement together with the Termination Fee shall not exceed $160,000,000 (One Hundred and Sixty Million Dollars) in the aggregate. All payments made pursuant to this Section 8.3(c) shall be made by wire transfer of the same day funds to an account designated by Parent.

                  SECTION 8.4 Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Company Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

                  SECTION 8.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

                  SECTION 9.2 Entire Agreement; Assignment. (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

                  (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise; provided, however, that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent, Parent's ultimate parent company or any direct or indirect wholly owned subsidiary of Parent or Parent's ultimate parent company, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 9.3 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the fax is promptly confirmed by telephone confirmation thereof,
(iii) when delivered, if delivered personally to the intended recipient, and
(iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

                  if to Parent or to Merger
                  Sub, to: General Electric Capital Corporation 260 Long Ridge Road
                                           Stamford, Connecticut  06927
                                           Attention: General Counsel
                                           Facsimile: (203) 961-5523
                  with a copy to:         Weil, Gotshal & Manges LLP
                                          767 Fifth  Avenue
                                          New York, NewYork  10153
                                          Attention: Raymond O. Gietz, Esq.
                                                     Ellen J. Odoner, Esq.
                                          Facsimile: (212) 310-8007

                  if to the Company, to:  Security Capital Group Incorporated
                                          125 Lincoln Ave.
                                          Santa Fe, New Mexico 87501
                                          Attention: Jeffrey A. Klopf, Esq.
                                          Facsimile: 505-988-8920

                  with a copy to:         Wachtell, Lipton, Rosen & Katz
                                          51 West 52nd Street
                                          New York, New York 10019
                                          Attention: Adam O. Emmerich, Esq.
                                          Facsimile: (212) 403-2000

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

                  SECTION 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of Law principles thereof.

                  SECTION 9.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  SECTION 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  SECTION 9.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than a federal or state court sitting in the State of Delaware.

                  SECTION 9.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 9.10 Interpretation. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

                  (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  SECTION 9.11 Definitions. (a) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the Merger) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20 percent (20%) or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  (b) "beneficial ownership" or "beneficially own" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

                  (c) "Cash Consideration" shall mean the Class A Cash Consideration together with the Class B Cash Consideration.

                  (d) "Class A Cash Consideration" shall mean $1,300 in cash without interest, subject to adjustment as set forth in Section 2.6.

                  (e) "Class A Merger Consideration" shall mean the Class A Cash Consideration, together with, if applicable, the Class A Stock Consideration.

                  (f) The "Class A Per Share Factor" shall be equal to fifty times the Class B Per Share Factor.

                  (g) "Class A Shares" shall mean shares of Class A Common Stock, par value $0.01 per share of the Company, together with the associated rights.

                  (h) "Class A Stock Consideration" shall mean number of shares ProLogis Common Stock, if any, to which a holder of Class A Shares is entitled as determined pursuant to Section 2.6.

                  (i) "Class B Cash Consideration" shall mean $26 in cash without interest, subject to adjustment as set forth in Section 2.6.

                  (j) "Class B Merger Consideration" shall mean the Class B Cash Consideration, together with, if applicable, the Class B Stock Consideration.

                  (k) "Class B Per Share Factor" shall be 0.0000000058830 which number is a fraction, expressed as a number, the numerator of which is one and the denominator of which shall be the fully diluted number of Shares outstanding as of the date hereof.

                  (l) "Class B Shares" shall mean shares of Class B Common Stock, par value $0.01 per share of the Company, together with the associated rights.

                  (m) "Class B Stock Consideration" shall mean the number of shares ProLogis Common Stock, if any, to which a holder of Class B Shares is entitled as determined pursuant to Section 2.6.

                  (n) "Company Fund" means the Funds listed on schedule 6.11.

                  (o) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (p) "Fund" means any U.S. or non-U.S. registered or unregistered investment company or series thereof for which the Company or any of its subsidiaries provides advisory or subadvisory services pursuant to an Investment Company Act Advisory Agreement or otherwise.

                  (q) "Investment Company Advisory Agreement" means an investment advisory agreement entered into by the Company or any of its subsidiaries for the purpose of providing investment advisory or subadvisory services to a registered investment company or series thereof.

                  (r) "know" or "knowledge" means, with respect to any party, the actual knowledge of such persons listed on Section 1.11(j) of the Company Disclosure Schedule.

                  (s) "Material Adverse Effect" means when used in connection with the Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, means any change, effect or circumstance that
(i) is materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole, excluding the effects of changes to the extent related to (A) conditions in the United States, European or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) general changes in conditions (including changes in legal, regulatory or business conditions or changes in GAAP) in or otherwise affecting the industries in which the Company or Parent, as the case may be, conducts business (C) this Agreement, the announcement or performance hereof and the Merger, including the impact thereof on relationships with customers, suppliers or employees, or (D) anything provided for or contemplated by the budget previously provided by the Company to Parent or (ii) materially adversely affects the ability of the Company or Parent and Purchaser, as the case may be, to perform its obligations hereunder or consummate the Merger.

                  (t) "Non-Investment Company Advisory Agreement" means any investment advisory agreement entered into by Company or any of its subsidiaries for the purpose of providing investment advisory services to a client other than a registered investment company or series thereof.

                  (u) "Ownership Limit" shall have the meaning assigned to such term in Article FIFTH of the Articles.

                  (v) "ProLogis" shall mean ProLogis Trust, a Maryland real estate investment trust.

                  (w) "ProLogis Common Stock" shall mean common shares of beneficial interest of ProLogis, $0.01 par value per share. All references to ProLogis Common Stock shall be deemed to be references to ProLogis Common Stock as the same may be adjusted for stock splits, dividends, recapitalizations, reorganizations, and the like, and in the case of any such event such references shall be automatically deemed to be references to the ProLogis Common Stock as adjusted, with appropriate adjustments, as necessary, to the provisions hereof.

                  (x) The "ProLogis Stock Value" shall be equal to the product of (i) average of the daily closing prices (as of 4:00 p.m. eastern time) per share of Prologis Common Stock, as reported on the NYSE (as published in The Wall Street Journal or, if not published therein or incorrectly published therein, in another authoritative source mutually selected by Parent and the Company) for the ten (10) consecutive full trading days immediately preceding the two (2) consecutive full trading days immediately preceeding the Stockholders Meeting Date (as hereinafter defined) (provided that if the ProLogis Common Stock shall go "ex-dividend" during such measurement period, an appropriate adjustment will be made to the ProLogis Stock Value to take account of such dividend payment) and (ii) the number of shares of ProLogis Common Stock owned by the Company and to be a part of the Merger Consideration pursuant to the Stock Election.

                  (y) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                  (z) "Public Investees" collectively means Storage USA, CarrAmerica Realty Corporation, ProLogis and Regency and "Public Investee" means each and any one of such companies.

                  (aa) "Regency" shall mean Regency Realty Corporation, a Florida corporation.

                  (bb) "Storage USA" shall mean Storage USA, Inc., a Tennessee corporation.

                  (cc) "SEC" shall mean the United States Securities and Exchange Commission.

                  (dd) "Shares" shall mean the Class A Shares and the Class B Shares.

                  (ee) "Stock Consideration" shall mean the Class A Stock Consideration together with the Class B Stock Consideration.

                  (ff) "Stockholders Meeting Date" shall mean the date for the Company Stockholder Meeting as set forth in the Proxy Statement as first mailed by the Company to holders of Shares , provided, however, that the Company may delay or postpone (but not change to an earlier date) the date of the Company Stockholder Meeting, or adjourn the Company Stockholder Meeting, to the extent it determines doing so is reasonably necessary to comply with any applicable legal or disclosure obligation, or in the event doing so is reasonably necessary to obtain the Company Requisite Vote, and any such date to which the Company Stockholder Meeting is so delayed, postponed or adjourned shall thereafter be the "Stockholders Meeting Date", provided that the Company shall promptly notify Parent of the date to which the Company Stockholder Meeting has been so delayed, postponed or adjourned, and shall not thereafter hold the Company Stockholder Meeting at a date prior to such date.

                  (gg) "Storage USA Acquisition" means the consummation of the Merger contemplated by the Storage USA Transaction Agreements.

                  (hh) "Storage USA Transaction Agreements" means that certain Agreement of Purchase and Sale, dated as of December 3, 2001, by and among Storage USA, Inc., Storage USA Trust, SUSA Partnership, L.P. and the Company, as the same may be amended from time to time in accordance with the terms of this Agreement.

                  (ii) "subsidiary" means, when used with reference to any party, any corporation, limited liability company, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; or (iii) at least 10% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries. Notwithstanding the foregoing, no Public Investee, other than Storage USA, Inc. following consummation of the Merger contemplated by the Storage USA Transaction Agreements, will be deemed to be a subsidiary of the Company. References herein to "the Company and its subsidiaries taken as a whole" or other words of similar import shall be understood to refer to the Company and its subsidiaries on an aggregate basis, but in the case of subsidiaries that are not wholly owned, only to the extent of the Company's interest therein.

                            [signature page follows]

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                          SECURITY CAPITAL GROUP INCORPORATED



                          By:     /s/ C. Ronald Blankenship
                               -------------------------------------
                               Name:  C. Ronald Blankenship
                               Title: Vice Chairman



                          EB ACQUISITION CORP.



                          By:     /s/ Alec Burger
                               -------------------------------------
                               Name:  Alec Burger
                               Title: Vice President



                          GENERAL ELECTRIC CAPITAL CORPORATION



                          By:     /s/ Michael E. Pralle
                               -------------------------------------
                               Name:  Michael E. Pralle
                               Title: Vice President